GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE GUIDEWIRE SOFTWARE, INC.
AMENDED AND RESTATED 2020 STOCK PLAN
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
Pursuant to the Guidewire Software, Inc. Amended and Restated 2020 Stock Plan as amended through the date hereof (the “Plan”), Guidewire Software, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above subject to the terms of this Global Restricted Stock Unit Award Agreement (the “RSU Agreement”), including any additional terms and conditions for the Grantee's country set forth in the appendix hereto (the “Appendix” and, together with the RSU Agreement, the "Agreement"). Each Restricted Stock Unit shall relate to one share of Common Stock (the “Stock”) of the Company. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. [Subject to any Company leave of absence policy in effect, t]1 [T]he restrictions and conditions of Paragraph 1 of this RSU Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee continues to be employed with the Company or an Affiliate on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
Notwithstanding anything in this Agreement to the contrary, in the case of a Sale Event, the Restricted Stock Units shall be treated as provided in Section 3(c) of the Plan[ provided;
1 Include if LOA policy is in effect.

however that the Restricted Stock Units shall be subject to any executive agreement by and between the Grantee and the Company, as applicable (the “Executive Agreement”)]2.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2 in circumstances involving the Grantee’s death or disability.
3.Termination of Employment. If the Grantee’s employment with the Company or an Affiliate terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. For the avoidance of doubt, employment during only a period prior to a Vesting Date but where employment is terminated prior to the Vesting Date does not entitle the Grantee to vest in a pro-rata portion of the Award.
4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this RSU Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.
6.Responsibility for Taxes. Regardless of any action that the Company or, if different, the Affiliate which employs the Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, fringe benefits tax, payroll tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed applicable to him or her (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, without limitation, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of shares of Stock upon settlement, the subsequent sale of shares of Stock acquired pursuant to such issuance, and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Grantee shall not make any claim against the Company or its Board, officers or employees related to Tax-Related Items arising from this Award. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
2 Include for execs with executive agreements.

(a)requiring a cash payment by the Grantee to the Company and/or the Employer; or
(b)withholding from the Grantee’s wages or other cash compensation payable to him or her by the Company or any of its Affiliates; or
(c)withholding from proceeds of the sale of shares of Stock acquired upon vesting and settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); or
(d)withholding shares of Stock to be issued upon vesting and settlement of the Restricted Stock Units; or
(e)any other withholding method determined by the Company to be in compliance with applicable laws and permitted under the Plan.
The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other withholding rates, including maximum applicable rates in the Grantee's jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash through the Employer's normal payroll processes (with no entitlement to the equivalent in shares of Stock) or if not refunded, the Grantee may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding shares of Stock, the Grantee is deemed, for tax purposes, to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.Clawback Acknowledgements.
(a)The Grantee agrees that this Agreement and the Award hereunder are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Administrator and as in effect from time to time, including, without limitation, the Company’s Compensation Recovery Policy, as amended and/or restated from time to time (the “Clawback Policy”) and the Company’s Supplemental Recovery Policy, as amended and/or restated from time to time (the “Supplemental Clawback Policy”); and (ii) applicable law.
(b)In consideration of this Award, the Grantee further agrees that all Incentive-Based Compensation (as defined in the Clawback Policy and Supplemental Clawback Policy, as applicable) received by the Grantee after the Effective Date (as defined in the Clawback Policy and the Supplemental Clawback Policy, as applicable) is subject to recovery pursuant to the Clawback Policy and/or the Supplemental Clawback Policy, as applicable.

(c)The Grantee agrees that the Grantee is not entitled to indemnification for any recovery pursuant to the Clawback Policy and/or the Supplemental Clawback Policy, as applicable, and, to the extent any agreement or organizational document purports to provide otherwise, the Grantee hereby irrevocably agrees to forego such indemnification.
(d)The Grantee agrees to take all required action in a reasonably prompt manner, as applicable, to enable any reduction, cancellation, forfeiture or recoupment of this Award and any other Incentive-Based Compensation in order to enable the enforcement of the Clawback Policy, Supplemental Clawback Policy and applicable law.
(e)The Grantee has received and has had an opportunity to review the Plan, the Clawback Policy and the Supplemental Clawback Policy.
8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
9.Nature of Award. In accepting this Award, the Grantee acknowledges, understands, and agrees that:
(i)Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment or any other Service Relationship with the Company or an Affiliate and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s employment or any other Service Relationship with the Company or an Affiliate at any time.
(ii)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(iii)the grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if such grants have been made in the past;
(iv)all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(v)the Grantee’s participation in the Plan is voluntary;
(vi)this Award and the shares of Stock subject to this Award, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(vii)this Award and the shares of Stock subject to this Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(viii)the future value of the shares of Stock subject to this Award is unknown, indeterminable and cannot be predicted with certainty;
(ix)if the Grantee is issued shares of Stock in settlement of this Award, the value of the shares of Stock acquired may increase or decrease in value;
(x)no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from termination of the Grantee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee renders service or the terms of the Grantee’s employment agreement, if any);
(xi)for purposes of the Award, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actively providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee renders service or the terms of the Grantee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Grantee’s right to continue to vest in the Restricted Stock Units, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee renders service or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee’s active employment is terminated for purposes of this Award (including whether the Grantee may still be considered to actively be providing services while on a leave of absence);
(xii)unless otherwise agreed with the Company in writing, the Restricted Stock Units and the shares of Stock subject to this Award, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
(xiii)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and
(xiv)the following provisions apply only if the Grantee is providing services outside the United States:
(A)the Restricted Stock Units and the shares of Stock subject to the Award and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose;
(B)neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

10.Integration. This Agreement [and the Executive Agreement] constitute[s] the entire agreement[s] between the parties with respect to this Award and supersede[s] all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its Affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service or comparable non-US postal service, by registered or certified mail, with postage and fees prepaid, (iii) deposit with Federal Express Corporation (or other overnight courier service approved by the Company), with shipping charges prepaid or (iv) the date on which an electronic notification is received. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company in accordance with this Paragraph.
13.Miscellaneous Provisions.
(a)Governing Law; Choice of Venue. The Award and the provisions of this Agreement shall be governed by and constructed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement and/or the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Mateo, California, or the United States federal courts for the Northern District of California, and no other courts, where the grant of the Award is made and/or to be performed.
(b)Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement. If the Grantee receives the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(c)Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
(d)Appendix. Notwithstanding any provisions in this RSU Agreement, this Award shall be subject to any additional terms and conditions set forth in any Appendix to this

Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Grantee, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
(e)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any shares of Stock acquired under the Plan, to the extent that the Company determines that it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(f)Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
(g)No Advice Regarding Award. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or his or her acquisition or sale of the shares of Stock subject to this Award. The Grantee is solely responsible for taking all appropriate legal advice, notably concerning U.S. and local country tax and social insurance regulations, when signing this Agreement, or selling the shares of Stock acquired upon settlement of the Award, or more generally when making any decision in relation with this Award, this Agreement or otherwise under the Plan. The Company does not represent or guarantee that the Grantee may benefit from specific provisions under said regulations and the Grantee shall on his or her own efforts receive proper information in this respect. The Grantee understands and agrees that he or she should consult with his or her personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(h)Electronic Delivery of Documents. The Grantee agrees that the Company may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or this Award (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Grantee by email.
(i)Insider-Trading/Market-Abuse Laws. The Grantee acknowledges that, depending on his or her country, he or she may be subject to insider-trading restrictions and/or market-abuse laws, which may affect the Grantee’s ability to purchase or sell shares of Stock acquired under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. The Grantee is responsible for complying with any applicable restrictions and is advised to speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Grantee’s country.
(j)Foreign Asset/Account Reporting Requirements; Exchange Controls. The Grantee acknowledges that his or her country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect his or her ability to acquire or hold shares of Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Stock acquired under the Plan) in a brokerage or bank account outside his or her country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Grantee acknowledges that it is his or her responsibility to be compliant with such regulations and is encouraged to consult his or her personal legal advisor for any details.
Guidewire Software, Inc.
By:
    Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s Signature

Grantee’s name and address:

APPENDIX TO
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE
GUIDEWIRE SOFTWARE, INC. AMENDED AND RESTATED 2020 STOCK PLAN

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Global Restricted Stock Unit Award Agreement (the “RSU Agreement”) or, if not defined therein, the Plan.
TERMS AND CONDITIONS
This Appendix, which is part of the Agreement, includes additional terms and conditions that govern the Restricted Stock Units and that will apply to the Grantee if he or she resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee resides and/or works, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company, in its discretion, will determine to what extent terms and conditions contained herein shall be applicable to the Grantee.
NOTIFICATIONS
This Appendix also includes information regarding securities, exchange control and certain other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2022. Such laws are often complex and change frequently. As a result, the Grantee should not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Restricted Stock Units become vested and/or when any shares of Stock acquired upon vesting and settlement are sold.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. The Grantee therefore should to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation.
Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee resides and/or works, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, then the notifications contained herein may not apply to him or her in the same manner.

ALL NON-U.S. JURISDICTIONS
Data Privacy Consent. The following provision replaces Paragraph 10 of the RSU Agreement:

Consent to Personal Data Processing and Transfer. By accepting the Award via the Company’s acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. The Grantee understands that the Grantee must review the following information about the processing of the Grantee’s personal data by or on behalf of the Company and its Affiliates as described in this Agreement and any materials related to the Award (the “Personal Data”) and declare his or her consent. As regards the processing of the Grantee’s Personal Data in connection with the Plan and this Agreement, the Grantee understands that the Company is the controller of the Grantee’s Personal Data.
(b)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Grantee for purposes of allocating shares of Stock and implementing, administering and managing the Plan. The Personal Data processed by the Company includes, without limitation, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all Awards or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor. The legal basis for the processing of the Grantee’s Personal Data, where required, is the Grantee’s consent.
(c)Stock Plan Administration Service Providers. The Grantee understands that the Company transfers the Grantee’s Personal Data, or parts thereof, to (i) E*Trade Corporate Financial Services, Inc. and its affiliated companies (“E*Trade”), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share the Grantee’s Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for the Grantee to receive and trade shares of Stock acquired under the Plan and the Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Grantee’s ability to participate in the Plan.
(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*Trade, are based in the United States. If the Grantee is located outside the United States, the Grantee’s country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of the Grantee’s Personal Data is the Grantee’s consent.
(e)Data Retention. The Company will process the Grantee’s Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the Grantee’s end of Service Relationship. In the latter case, the Grantee understands and acknowledges that the

Company’s legal basis for the processing of the Grantee’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Grantee’s Personal Data for any of the above purposes, the Grantee understands the Company will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Grantee understands that any participation in the Plan and his or her consent are purely voluntary. The Grantee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Grantee denies or later withdraws his or her consent, the Company can no longer offer participation in the Plan or grant equity awards to the Grantee or administer or maintain such awards, and the Grantee will no longer be eligible to participate in the Plan. The Grantee further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that the Grantee would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Grantee is based and subject to the conditions set out in the applicable law, the Grantee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Grantee that is inaccurate, incomplete or out- of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Personal Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Grantee’s Personal Data that the Grantee has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights the Grantee should contact the Grantee’s local human resources representative.
AUSTRALIA
Notifications
Tax Consideration. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions of the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding a certain threshold and international fund transfers. The Australian bank assisting with the transaction may file the report on the Grantee's behalf. If there is no Australian bank involved in the transfer, the Grantee will be required to file the report. The Grantee should consult with his or her personal advisor to ensure proper compliance with applicable reporting requirements in Australia.
Securities Law Notification. This offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
Please note that if the Grantee offers shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on the Grantee’s disclosure obligations prior to making any such offer.

AUSTRIA
Notifications
Exchange Control Information. If the Grantee holds shares of Stock acquired under the Plan outside Austria (even if held outside of Austria with an Austrian bank), the Grantee may need to submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” Exemptions apply if the value of the shares of Stock held outside Austria as of December 31 does not exceed certain thresholds. If the thresholds are exceeded, annual or quarterly reporting obligations are imposed. If applicable, the deadline for filing the annual report is January 31 of the following year and the deadline for the quarterly report is the 15th of the month following the end of the respective quarter.
When shares of Stock are sold or dividends are paid on such shares, there may be exchange control obligations if the cash received is held outside Austria, as a separate reporting requirement applies to any non-Austrian cash accounts. If the transaction volume of all of the Grantee's cash accounts abroad exceeds a certain threshold, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”

CANADA
Terms and Conditions
Restricted Stock Units Payable in Shares of Stock Only. Notwithstanding any discretion in Section 8(a) of the Plan or anything contrary in the Agreement, the Award does not provide any right for the Grantee to receive a cash payment, and the Restricted Stock Units are payable in shares of Stock only.
Termination of Employment. The following provision replaces Paragraph 8(a)(xii) of the RSU Agreement:
For purposes of the Award, the Grantee’s Service Relationship will be considered terminated as of the date that is the earliest of (a) the date the Grantee's employment is terminated; (b) the date the Grantee receives notice of termination of employment; or (b) the date the Grantee is no longer providing services to the Company or any Affiliate (in all cases regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee renders service or the terms of the Grantee’s employment agreement, if any). Unless otherwise expressly provided in this Agreement or determined by the Company, the Grantee’s right to continue to vest in the Restricted Stock Units, if any, will terminate effective as of such date and will not be extended any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. The Committee shall have the exclusive discretion to determine when the Grantee’s employment is terminated for purposes of this Award (including whether the Grantee may still be considered providing services while on a leave of absence).
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Award under the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting

The following provisions apply to the Award if the Grantee is a resident of Quebec:
Personal Data Authorization. The following provision supplements the Data Privacy Consent, set forth above in this Appendix:
The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, the Employer and its other Affiliates to disclose and discuss with their advisors the Grantee’s participation in the Plan. The Grantee also authorizes the Company, the Employer and its other Affiliates to record such information and to keep it in his or her employment file. If the Grantee is resident in Quebec, the Grantee acknowledges and agrees that his or her personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. The Grantee acknowledges and authorizes the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Grantee or the administration of the Plan.
French Language Documents. A French translation of this document and certain other documents related to the Restricted Stock Units will be made available to the Grantee concurrently or as soon as reasonably practicable. The Grantee understands that, from time to time, additional information related to the Restricted Stock Units may be provided in English and such information may not be immediately available in French. However, upon request, the Company will provide a translation of such information into French as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless the Grantee indicates otherwise, the French translation of this document and certain other documents related to the Restricted Stock Units will govern the Grantee’s participation in the Plan.
Documents en Langue Française. Une traduction française du présent document et de certains autres documents relatifs aux droits sur des actions assujettis à des restrictions (« RSUs ») sera mise à la disposition du Bénéficiaire en même temps que le présent document ou dès que raisonnablement possible. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives aux RSUs peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Toutefois, sur demande, la Société fournira une traduction de ces informations en français dès que cela sera raisonnablement possible.  Nonobstant toute disposition contraire dans le Contrat, et à moins que le Bénéficiaire n'indique le contraire, la traduction française du présent document et de certains autres documents relatifs aux RSUs régira la participation du Bénéficiaire au Plan.
Notifications
Securities Law Information. The Grantee is permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed. The shares of Stock are currently listed on the New York Stock Exchange.
Foreign Account/Asset Reporting Information. If the Grantee is a Canadian resident, the Grantee is required to report annually on Form T1135 (Foreign Income Verification Statement) the foreign specified property (including shares of Stock acquired under the Plan) he or she holds if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Unvested Restricted Stock Units also must be reported (generally at nil cost) on Form T1135 if the C$100,000 threshold is exceeded due to other foreign property the Grantee holds. If shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Stock. The ACB would normally equal the fair market value of the shares of Stock at vesting, but if the Grantee owns other shares, this ACB may have to be averaged with the ACB of the other shares. The Form T1135 must be filed at the same time the Grantee files his or her annual tax return. The Grantee is advised to consult with a personal advisor to ensure he or she complies with the applicable reporting obligations.
FRANCE
Terms and Conditions
Restricted Stock Units Not Tax-Qualified. The Grantee understands that the Restricted Stock Units are not intended to qualify for the special tax and social security treatment in France under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.
Consent to Receive Information in English. By accepting the Agreement, the Grantee confirms having read and understood the documents relating to the Award (the Plan and the Agreement), which were provided in the English language. The Grantee accepts the terms of those documents accordingly.
En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution, le Bénéficiaire confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes en connaissance de cause.
Notifications
Foreign Account/Asset Reporting Information. French residents must report all foreign bank and brokerage accounts on an annual basis (including accounts opened or closed during the tax year) on a specific form together with the income tax return. Failure to comply could trigger significant penalties.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Grantee receives cross-border payments in excess of €12,500 in connection with the sale of securities (including shares of Stock acquired under the Plan) or the receipt of dividends paid on such shares of Stock, the Grantee must report by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English. In addition, the Grantee may be required to report the acquisition of securities if the value of the securities acquired exceeds €12,500 to the Bundesbank via email or telephone.The Grantee is advised to consult a personal legal advisor to ensure compliance with applicable reporting obligations.
Foreign Asset/Account Reporting Information. If the acquisition of shares of Stock under the Plan leads to a “qualified participation” at any point during the calendar year, Grantee understands that Grantee will need to report the acquisition when Grantee files his or her tax return for the relevant year. A qualified participation is attained only if (a) the value of the shares of Stock acquired exceeds €150,000 and the Grantee holds 1% or more of the total shares of Stock, or (b) the Grantee holds shares of Stock exceeding 10% of the Company’s total Stock. Grantee should contact his or her personal advisor for further information regarding whether Grantee's acquisition of Stock under the Plan will result in a qualified participation.

HONG KONG
Terms and Conditions
Lapse of Restrictions. If, for any reason, shares of Stock are issued to the Grantee within six (6) months of the Grant Date, the Grantee agrees that he or she will not sell or otherwise dispose of any such shares of Stock prior to the six-month anniversary of the Grant Date.
Restricted Stock Units Payable in Shares of Stock Only. Notwithstanding any discretion in Section 8(a) of the Plan or anything contrary in the Agreement, the Award does not provide any right for the Grantee to receive a cash payment, and the Restricted Stock Units are payable in shares of Stock only.
Notifications
Securities Law Information. Warning: The contents of the Agreement, including this Appendix, the Plan, and all other materials pertaining to the Restricted Stock Units and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. The Grantee is hereby advised to exercise caution in relation to the offer thereunder. If the Grantee has any doubts about any of the contents of the aforesaid materials, the Grantee should obtain independent professional advice.
INDIA
Notifications
Exchange Control Information. Exchange control laws and regulations in India require that all proceeds resulting from the sale of shares of Stock and any dividends received in relation to the shares of Stock be repatriated to India within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank into which foreign currency is deposited and retain the FIRC as evidence of repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation.
Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including shares of Stock held outside India) must be reported in the annual Indian personal tax return. It is the Grantee’s responsibility to comply with this reporting obligation and the Grantee should consult with his or her personal advisor in this regard.
IRELAND
No country-specific provisions.
ITALY
Terms and Conditions
Grantee Acknowledgement. This provision supplements Paragraph 8 of the RSU Agreement:
The Grantee acknowledges that the Grantee has read and specifically and expressly approves the following paragraphs of the RSU Agreement: (a) Responsibility for Taxes (Paragraph 6), (b) the Nature of the Grant (Paragraph 8); (d) Governing Law; Choice of Venue (Paragraph 12(a)), (e) Language (Paragraph 12(b)), (f) Appendix (Paragraph 12(d)) (g) the Imposition of Other

Requirements (Paragraph 12(e)), and (h) the Data Privacy Consent, set forth above in this Appendix.
Notifications
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (such as cash, shares of Stock or Restricted Stock Units) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. The Grantee should consult a personal legal advisor to ensure compliance with applicable reporting requirements.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy (including shares of Stock) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Stock acquired under the Plan) assessed at the end of the calendar year.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. The Grantee will be required to report to the Japanese tax authorities details of any assets held outside of Japan as of December 31st (including any shares of Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. The Grantee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Grantee and whether the Grantee will be required to report details of his or her outstanding Restricted Stock Units, as well as shares of Stock, in the report.
MALAYSIA
Notifications
Director Notification Obligation. If the Grantee is a director of a Malaysian Affiliate, the Grantee is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Grantee receives or disposes of an interest (e.g., Restricted Stock Units, shares of Stock, etc.) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
NETHERLANDS
No country-specific provisions.
NORWAY
No country-specific provisions.
POLAND
Notifications

Exchange Control Information. If the Grantee holds foreign securities (including shares of Stock) and maintains accounts abroad, the Grantee may be required to file certain reports with the National Bank of Poland on the transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000 in the aggregate. If required, the Grantee must file reports on the transactions and balances of the accounts on a quarterly basis on special forms available on the website of the National Bank of Poland.
Further, if the Grantee transfers funds in excess of €15,000 into Poland in connection with the sale of shares of Stock under the Plan, the funds must be transferred via a bank account held at a bank in Poland. The Grantee is required to maintain all documents related to foreign exchange transactions for a period of five years, in case of a request for their production from the Bank of Poland.
SPAIN
Terms and Conditions
No Entitlement for Claims or Compensation. By accepting the Restricted Stock Units, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Grantee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Employer, the Company or its other Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Restricted Stock Units will not economically or otherwise bind the Employer, the Company or its other Affiliates on an ongoing basis. Consequently, the Grantee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the shares of Stock acquired upon settlement shall not become a part of any employment contract (either with the Employer, the Company or any of its other Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that grant of Restricted Stock Units would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Restricted Stock Units shall be null and void.
Further, the vesting of the Restricted Stock Units is expressly conditioned on the Grantee’s continued employment, such that if the Grantee’s status as an employee terminates for any reason whatsoever, the Restricted Stock Units may cease vesting immediately, in whole or in part, effective on the date of the Grantee ceases to be an employee. This will be the case, for example, even if (a) the Grantee is considered to be unfairly dismissed without good cause; (b) the Grantee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Grantee ceases to be an employee due to a change of work location, duties or any other employment or contractual condition; (d) the Grantee ceases to be an employee due to a unilateral breach of contract by the Employer, the Company or its other Affiliates; or (e) the Grantee ceases to be an employee for any other reason whatsoever. Consequently, once the Grantee ceases to be an employee any of the above reasons, the Grantee may automatically lose any rights to Restricted Stock Units that were not vested on the date of the Grantee’s termination of employment, as described in the Plan and the Agreement.
The Grantee acknowledges that he or she has read and specifically accepts the conditions referred to in Paragraph 11 of the RSU Agreement.
Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Restricted Stock Units. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
SWITZERLAND
Notifications
Securities Law Information. Neither the Agreement nor any other materials relating to the Restricted Stock Units (1) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services ("FinSA"), (2) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
UNITED KINGDOM
Terms and Conditions
Restricted Stock Units Payable in Shares of Stock Only. Notwithstanding any discretion in Section 8(a) of the Plan or anything contrary in the Agreement, the Award does not provide any right for the Grantee to receive a cash payment, and the Restricted Stock Units are payable in shares of Stock only.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and settlement of any Award vesting, the Grantee hereby irrevocably agrees to accept any liability for secondary Class 1 National Insurance contributions and, to the extent permissible, the employer portion of the Health and Social Care Levy (the “Employer NICs”) that may be payable by the Company or the Employer (and any successor to the Company and/or the Employer) in connection with the Award and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, the Grantee agrees to execute a joint election with the Company and/or the Employer in such form as the Company may determine (the “Joint Election”), and any other required consent or election requested by the Company. The Grantee further agrees to execute such other joint elections as may be required between the Grantee and any successor to the Company or the Employer. The Grantee further agrees that the Company and the Employer (and any successor to the Company and/or the Employer) may collect the Employer NICs from the Grantee by any of the means set forth in Paragraph 6 of the RSU Agreement.
If the Grantee does not enter into a Joint Election prior to exercise of the Award, the Award shall not be settled unless and until he or she enters into a Joint Election, and no shares of Stock will be issued to the Grantee under the Plan, without any liability to the Company, the Employer, or any other Affiliate.
Tax Withholding. The following provision supplements Paragraph 6 of the RSU Agreement:
Without limitation to Paragraph 6 of the RSU Agreement, the Grantee agrees that he or she is liable for all Tax-Related Items, including, to the extent permissible, the Employer’s portion of the Health and Social Care levy, and hereby covenants to pay all such Tax-Related Items as and when requested by the Company, the Employer or by HM Revenue & Customs ("HMRC") (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer (and any successor to the Company and/or the Employer) against any Tax-Related Items that they are required to pay or withhold on or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf. For the purposes of the RSU Agreement, Tax-Related Items include (without limitation) employment income tax, employee National Insurance contributions and the employee portion of the Health and Social Care levy.
Notwithstanding the foregoing, if the Grantee is an executive officer or director (within the meaning of Section 13(k) of the Exchange Act), the Grantee acknowledges that may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Grantee, as it may be considered a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Employer (and any successor to the Company and/or the Employer) the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means referred to in Paragraph 6 of the RSU Agreement.

NICs JOINT ELECTION FOR UK PARTICIPANTS FOR THE GUIDEWIRE SOFTWARE, INC. AMENDED AND RESTATED 2020 STOCK PLAN

(the “Election”)

Important Note on the Election to Transfer Employer’s NICs

As a condition of your participation in the Guidewire Software, Inc. Amended and Restated 2020 Stock Plan, you are required to enter into the Election to transfer to you any liability for employer National Insurance contributions (“Employer NICs”) that may arise in connection with your participation in the Plan.

By accepting your award (the “Award”) (whether by signing the applicable award or by clicking on the “ACCEPT” box as part of the Company’s online acceptance procedures) or by separately accepting the Election (whether in hard copy or by clicking on the “ACCEPT” box), you indicate your acceptance to transfer Employer’s NICs and to be bound by the terms of the Election. You should read this important note and the Election in their entirety before accepting the applicable award agreement and the Election. Please print and keep a copy of the Election for your records.

By entering into the Election:

•you agree that any Employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;

•you authorise your employer to recover an amount sufficient to cover this liability by such methods as set forth in Paragraph 6 of the RSU Agreement including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your Awards; and

•you acknowledge that the Company or your employer may require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election even if you have accepted the applicable award agreement or the Election through the Company’s electronic acceptance procedure.

Joint Election for Transfer of Liability for

Employer National Insurance Contributions to Employee

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (the “Awards”) pursuant to the Guidewire Software, Inc. Amended and Restated 2020 Stock Plan (the “Plan”), and

B.Guiderwire Software, Inc., a Delaware corporation, with registered offices at 2850 S. Delaware Street, Suite 100, San Mateo, CA 94403, U.S.A. (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.Introduction

1.1This Election relates to all Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2In this Election the following words and phrases have the following meanings:

(a)“Chargeable Event” means any event giving rise to Relevant Employment Income.

(b)“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)“Relevant Employment Income” from Awards on which Employer's National Insurance Contributions becomes due is defined as:

(i)an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)any gain that is treated as remuneration derived from the earner's employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)the acquisition of securities pursuant to the Awards (within the meaning of section 477(3)(a) of ITEPA);

(B)the assignment (if applicable) or release of the Awards in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

(d)“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant

Employment Income in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that, by signing this Election (including by electronic signature process) or by accepting the Awards (including by electronic signature process if made available by the Company), as applicable, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.Payment of the Employer’s Liability

1.1The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Chargeable Event:

(a)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(b)directly from the Employee by payment in cash or cleared funds; and/or

(c)by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(d)by any other means specified in the applicable Restricted Stock Unit agreement entered into between the Employee and the Company.

1.1The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

1.2The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.Duration of Election

4.1    The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2     Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3     This Election will continue in effect until the earliest of the following:

(a)the date on which the Employee and the Company agree in writing that it should cease to have effect;

(b)the date on which the Company serves written notice on the Employee terminating its effect;

(c)the date on which HMRC withdraws approval of this Election; or

(d)the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

4.4     This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by signing this Election (including by electronic signature process) or by accepting the Awards (including by electronic signature process if made available by the Company), the Employee agrees to be bound by the terms of this Election.

……………………………………….. …./…./……….
Signature (Employee) Date

Acceptance by the Company

The Company acknowledges that, by signing this Election (including by electronic signature process) or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on
behalf of the Company        ____________________

Position        ____________________

Date        ____________________

Schedule of Employer Companies

The employing companies to which this Election relates include:

Name	Guidewire Software (UK) Ltd.
Registered Office:	4th Floor, 9 Cloak Lane London EC4R 2RU, U.K.
Company Registration Number:	05427894
Corporation Tax Reference:	18293 29999
PAYE Reference:	951 / BZ75816